Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Goldcorp Inc. Employee Share Purchase Plan for U.S. Employees of our reports, dated February 14, 2013 relating to the consolidated financial statements of Goldcorp Inc. and the effectiveness of Goldcorp Inc.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Goldcorp Inc. for the year ended December 31, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
May 23, 2013